EXHIBIT 99.1


CAPRIUS, INC.
One Parker Plaza, Fort Lee, NJ 07024
(201) 592-8838 0 Fax: (201) 592-9430


FOR IMMEDIATE RELEASE
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              CAPRIUS SUBSIDIARY M.C.M. ENVIRONMENTAL TECHNOLOGIES
                  SELLS TWO STERIMED SYSTEMS TO GREEK CUSTOMER

                  - Units to be Installed in Hospital in Athens

FORT LEE, NJ - June 23, 2005 - Caprius, Inc. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies ("MCM"), has received and shipped the first order from a Greek customer for two SteriMed systems, which provide for the on-site disposal of infectious medical waste. Both the large and small unit will be installed in a hospital in Athens. This marks the first sales of SteriMed units in Greece.

"We are pleased that our recently signed distribution agreement with our Greek customer is already generating sales," said George Aaron, Chairman and CEO of Caprius. "Recent Greek publications have noted that the means of disposing of hazardous medical waste in the country is relatively unknown, and cite that only 73 of 200 medical units in Greece are observing rules passed by joint ministerial decree in 2004 for the safe handling of hazardous medical waste. They further noted that based on figures for 2000, it was believed that roughly two thirds of medical waste in Greece is not processed adequately.

"We believe Greece represents a significant sales and marketing opportunity for our SteriMed systems. We are delighted to have recorded our first sales in Greece, and look forward to further penetration in this market."

ABOUT CAPRIUS
Caprius, Inc. headquartered in Fort Lee, NJ is engaged in manufacturing proprietary equipment for on-site disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. (MCM). The Company's SteriMed units simultaneously shred and disinfect regulated medical waste, reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste. The SteriMed Systems are environmentally friendly and efficiently disinfect the infectious clinical waste, including among others, sharps, dialyzers, blood lines, bandages, plastic tubing and glass, in a 15-minute cycle. The MCM patented technology is an alternative to hauling and incinerating medical waste. In the U.S., the medical waste sector is approximately $3 billion. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

SAFE HARBOR STATEMENT
The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission (www.sec.gov).

CONTACTS
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Beverly Tkaczenko                               Kathy Price
CAPRIUS, INC.                                   THE ANNE MCBRIDE COMPANY
Tel: (201) 592-8838, x107                       Tel: (212) 983-1702, x212
Email: beverlyt@caprius.com                     Email: kprice@annemcbride.com
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1 The Athens News Agency: DAILY NEWS BULLETIN IN ENGLISH, February 3, 2005.